Exhibit 99.01

ACM Research’s Operating Subsidiary ACM Research (Shanghai) Provides
Preliminary Financial Results for Fiscal Year 2022

FREMONT, Calif., Jan. 30, 2023 (GlobeNewswire) – ACM Research, Inc. (ACM) (NASDAQ: ACMR), a leading supplier of wafer processing solutions for semiconductor and advanced wafer-level packaging applications, today announced that its operating subsidiary ACM Research (Shanghai), Inc. (“ACM Shanghai”) posted preliminary unaudited financial results for the year ended December 31, 2022 on the Shanghai Stock Exchange website [link to China Disclosure].

ACM Shanghai Preliminary Results

ACM Shanghai’s preliminary revenue, net profit, and total shipments for 2022 are as follows. All figures are determined in accordance with the Accounting Standards for Business Enterprises under Chinese generally accepted accounting principles (“Chinese GAAP”).

●	Revenue for ACM Shanghai is expected to be in a range of RMB 2.70 billion to RMB 2.90 billion versus revenue of RMB 1.62 billion in 2021.

●
Net profit attributable to the shareholders of ACM Shanghai is expected to be in a range of RMB 600.0 million to RMB 720.0 million versus net profit of RMB 266.2 million in 2021. Net profit excluding certain non-operating items attributable to the shareholders of ACM Shanghai is expected to be in a range of RMB 620.0 million to RMB 740.0 million versus RMB 194.7 million in 2021.

●	Total shipments are expected to be in a range of RMB 3.88 billion to RMB 3.96 billion versus total shipments of RMB 2.41 billion in 2021.

Actual 2022 results of ACM Shanghai are subject to the completion of ACM Shanghai’s quarter end closing procedures.

ACM currently owns an 82.5% equity interest in ACM Shanghai, and a substantial majority of ACM’s consolidated revenue and net profit is contributed by ACM Shanghai. The stand-alone financial results of ACM Shanghai are reported in RMB as prepared in accordance with Chinese GAAP, and those results will differ, potentially materially, from ACM’s consolidated revenue and net profit for the period, which will reflect additional financial and operational items and will be prepared in U.S. dollars in accordance with U.S. generally accepted accounting principles.

Reporting Dates

ACM and its operating subsidiary ACM Shanghai both plan to release financial results for the fourth quarter and fiscal year 2022 on Friday, February 24, 2023. ACM plans to release its results before the U.S. market open, and ACM Shanghai plans to release its results after the market close in China.

ACM plans to conduct a corresponding conference call at 8:00 a.m. U.S. Eastern Time (9:00 p.m. China Time) to discuss the results. Details of the conference call will be released at a later date.

About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes, which are critical to advanced semiconductor device manufacturing and wafer-level packaging. ACM is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield. For more information, visit www.acmrcsh.com.

Forward-Looking Statements

Information presented in this press release includes forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. The preliminary financial results included in this press release are unaudited and remain subject to review and adjustment. Forward-looking statements are based on ACM management’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to, the following, any of which could be exacerbated even further by the continuing COVID-19 outbreak in China and globally: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; ACM may be unable to obtain the qualification and acceptance of its delivered tools when anticipated or at all, which would delay or preclude ACM’s recognition of revenue from the sale of those tools; suppliers may not be able to meet ACM’s demands on a timely basis; ACM’s technologies and tools may not gain market acceptance; ACM may be unable to compete effectively by, among other things, enhancing its existing tools, adding additional production capacity and engaging additional major customers; ACM may incur significant expenses long before it can recognize revenue from new products, if at all, due to the costs and length of research, development, manufacturing and customer evaluation process cycles; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for ACM’s products and in disruption of capital and credit markets; ACM’s failure to successfully manage its operations, including its inability to hire, train, integrate and manage additional qualified engineers for research and development activities; and trade regulations, including those recently published by the U.S. Department of Commerce imposing certain restrictions on equipment shipments and business practices with China-based semiconductor manufacturers, currency fluctuations, political instability and war, all of which may materially and adversely affect ACM due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. A further description of these risks, uncertainties and other matters can be found in filings ACM makes with the U.S. Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by ACM. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

© ACM Research, Inc. The ACM Research logo are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without ™ symbols, but that practice does not mean that ACM will not assert, to the fullest extent under applicable law, its rights to such trademarks.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group
Yujia Zhai
+1 (860) 214-0809
yujia@blueshirtgroup.com

In China:	The Blueshirt Group Asia
Gary Dvorchak, CFA
gary@blueshirtgroup.com